UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (RULE 14a-101)

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LIPOSCIENCE, INC.

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Howard Doran, the President and Chief Executive Officer of LipoScience, Inc. (“LipoScience”), was quoted in an article about the recently announced merger agreement with Laboratory Corporation of America Holdings (“LabCorp”) in The News & Observer on September 26, 2014. An excerpt from the article follows:

LabCorp has reached an agreement to acquire LipoScience, the Raleigh diagnostics company that has struggled since going public in early 2013, for $85.3 million.

Burlington-based LabCorp is paying $5.25 per share for the company. LipoScience’s shares rose 62 percent on the news to close Thursday at $5.19, up $2.

LipoScience makes a diagnostic test called NMR LipoProfile that measures lipoprotein particles in the bloodstream that cause arterial plaque buildup and lead to heart disease. LabCorp is LipoScience’s largest customer, accounting for about 35 percent of all the tests the company sells.

LipoScience has struggled to get more insurers to cover its test, and to convince more doctors to adopt it. Howard Doran, LipoScience’s CEO, said LabCorp should be able to change that given the company’s size and extensive relationships with doctors and insurers. LabCorp operates more than 1,700 labs for blood tests and tissue analysis.

“LabCorp obviously has fabulous relationships with all the clinicians. They have great access into the offices themselves, they know the doctors extremely well, and obviously they have a whole lot more folks out in the marketplace than we do,” Doran said. “Just through their channel and their strength that will very much, I believe, change the adoption curve of our test.”

LabCorp has more than 34,000 employees worldwide. LipoScience employs about 180 people, including 120 in Raleigh.

Doran said no decision has been made about whether the Raleigh office will remain, or whether the acquisition will result in layoffs. He said his hope is that employees will find opportunities either continuing to work on NMR LipoProfile or elsewhere within LabCorp.

“They value quality and high-performing employees, and we think we’ve got a bunch of them here at LipoScience,” Doran said. Doran also said no decision has been made about his future with the company.

LipoScience’s board of directors unanimously approved the deal, which is expected to close in the fourth quarter. The agreement includes a “go-shop” provision allowing LipoScience to entertain and solicit other takeover proposals until Oct. 19. The company may be required to pay a termination fee of $2.56 million to LabCorp if the deal doesn’t close. The fee would be $1.7 million if the deal is terminated because LipoScience receives a superior offer before the end of the go-shop period.

…

Additional Information about the Acquisition

This communication may be deemed to be a solicitation of proxies in respect of the proposed acquisition of LipoScience by LabCorp. In connection with the proposed acquisition, LipoScience intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”). Investors and stockholders of LipoScience are urged to read the proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about the proposed acquisition. The definitive proxy statement will be mailed to LipoScience stockholders. Investors and stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by LipoScience, at the SEC’s website, www.sec.gov. In addition, these documents (when they are available) can also be obtained by investors and stockholders free of charge at LipoScience’s website, www.liposcience.com, or from LipoScience upon written request to its Corporate Secretary at 2500 Sumner Boulevard, Raleigh, NC 27616.

LabCorp, LipoScience and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies from stockholders of LipoScience in connection with the proposed acquisition. Information about LabCorp’s directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on April 4, 2014. Information about LipoScience’s directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on April 29, 2014. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the acquisition will be included in the proxy statement related to the acquisition to be filed with the SEC.

Forward-Looking Statements

You are cautioned that statements in this communication that are not strictly historical statements constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions of LabCorp and LipoScience that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. These risks and uncertainties include, among others, the risk that LipoScience stockholder or regulatory approval may not be obtained; competing offers may be made; changes may occur in either company’s businesses during the period between now and the anticipated closing; the transaction may not close within the expected timeframe or at all; the transaction may not achieve the anticipated strategic benefits; customers, suppliers, employees or strategic partners may have adverse reactions to the proposed transaction; and the integration of LipoScience into LabCorp’s business subsequent to the closing of the transaction may not be successful; as well as other factors detailed in LabCorp’s and LipoScience’s filings with the SEC, including LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent SEC filings, and LipoScience’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent SEC filings.